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                                REDACTED VERSION

                       [CONFIDENTIAL TREATMENT HAS BEEN
                          REQUESTED FOR PORTIONS OF
                                THIS EXHIBIT]

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                             NYCOMED AMERSHAM PLC

                           MOLECULAR DYNAMICS, INC.

                                      and

                             LIFECODES CORPORATION

                  ------------------------------------------

                          TECHNOLOGY ACCESS AGREEMENT

                               January 15, 1998

                  ------------------------------------------





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                          TECHNOLOGY ACCESS AGREEMENT

         This Technology Access Agreement ("Agreement") is entered into as of January 15, 1998 by and among:

         Nycomed Amersham p1c, a company organized under the laws of England and Wales ("Amersham" such designation to include its subsidiaries as defined in Section 736 of the UK Companies Act 1985 (as amended));

         Molecular Dynamics Inc., a Delaware corporation ("MD"); and

         Lifecodes Corporation, a Delaware corporation ("Customer").

         Amersham, MD and Customer are also referred to individually as a "Party" and collectively, as the "Parties."

                                   RECITALS

         1. MD owns, or has or is developing technology and instrumentation useful in making and scanning microarrays of biological materials.

         2. Amersham owns, or has, or is developing technology, reagents and supplies that complement the technology and instrumentation of MD.

         3. MD and Amersham have been providing early access to the above technology, instrumentation, reagents and supplies to certain organizations in exchange for a fee pursuant to a technology access program.

         4. Both MD and Amersham wish to provide Customer with the aforementioned technology, instrumentation, reagents, and supplies, and Customer wishes to obtain same together with support and training services, in which MD and Amersham have developed special expertise pursuant to their development programs.

1.       DEFINITIONS.

         1.1 "Affiliate(s)" of a Party means any corporation, firm,
partnership, or other legal entity, in which [     ] percent [     ] or more of
the voting power and/or equity ownership is directly or indirectly owned by or under common ownership of such Party; provided, however, that where local laws require a minimum percentage of local ownership, the status of an Affiliate will be established if such Party directly or indirectly owns or controls at
least [     ] percent [    ] of the maximum ownership percentage that may, under
such local laws, be owned or controlled by foreign interests; and provided further, that in no circumstances may a Competing Entity be deemed to be an
Affiliate for the purposes of this Agreement, [     ] are Affiliates of the
Customer.

         1.2 "Approved Collaborators" means any third party nominated by the Customer and mutually agreed in writing with the other Parties during the Technology Access Period, and thereafter any terms and conditions of this Agreement that apply to Customer shall also apply to Approved Collaborators; provided, however, that in no circumstances may a Competing Entity be an
Approved Collaborator. The Parties agree that [         ] and [         ] are
Approved Collaborators.

         1.3 "Approved Site(s)" means the research facilities of Customer located in Stamford, Connecticut in the U.S. and such other facilities of Customer and Affiliates of Customer as mutually agreed to in writing by the Parties.

         1.4 "Array Scanner(s)" means an instrument, as detailed in Schedules I and VI, as developed by MD, and the associated software, specifically having the ability to rapidly and accurately detect and quantify fluorescently-labeled probes hybridized or bound to the DNA and/or other biological materials spotted by an Array Spotter on a glass slide or other substrate.

         1.5 "Array Spotter(s)" means an instrument, as detailed in Schedules I and VI, as developed by MD, and the associated software, specifically having the ability to spot DNA and other biological materials on a glass slide or other substrate.

         1.6 "Competing Entity" means any entity primarily engaged in the development, manufacture, marketing and/or selling of (i) life science laboratory instrumentation or devices, (ii) life science research reagents and/or consumables and/or (iii) microarray technologies or services.

         1.7 "Confidential Information" means any information disclosed during the term of this Agreement by MD and/or Amersham to Customer or disclosed by Customer to MD and/or Amersham which the disclosing Party regards as confidential, or was similarly defined as such in any confidentiality/non-disclosure agreements between MD and/or Amersham on the one hand, and Customer on the other. Confidential Information includes but is not limited to, information relating to Know-how and/or Products and information of the Customer relating to drug targets, assays, reagents or reagent preparative methods. Any such information disclosed during the term of this Agreement which the disclosing Party regards as being confidential shall be in writing and marked confidential. If such information is disclosed during the term of this Agreement initially on an oral basis, it must be reduced to a written summary, marked confidential and a copy given to the recipient within thirty (30) days of the oral disclosure.

         Confidential Information does not include:

                  1.7.1 information which at the time of disclosure is in the public domain or otherwise is or becomes generally available to the public other than through any act or omission on the part of the receiving Party;

                  1.7.2 information which was in the possession of the recipient at the time of disclosure as evidenced by competent records and which was not acquired directly or indirectly from the disclosing Party;

                  1.7.3 information acquired from a third party who has the lawful right to make such disclosure without violation of any confidentiality obligations to the disclosing Party; or

                  1.7.4 information which is independently developed by the receiving Party without the use of Confidential Information as evidenced by competent records.

         1.8 "Effective Date" means the first date written above.

         1.9 "Functional Installation" or "Functionally Installed" means the unpacking and installation of Array Spotters and Array Scanners and the demonstration of basic instrument functionality, as defined in Schedule IV.

         1.10 "Generation [   ]" and/or "Gen [   ]" means Array Spotters and/or
Array Scanners meeting the specifications set forth in Schedules I and VI.

         1.11 "Generation [   ]" and/or "Gen [   ]" means Array Spotters and/or
Array Scanners meeting the specifications set forth in Schedules I and VI and which have been materially modified and/or materially improved as compared to
Generation [    ] Array Spotters and/or Array Scanners.

         1.12 "Generation [    ]" and/or "Gen [    ] Microarray System" means a
system consisting of a Gen [   ] Array Spotter, a Gen [   ] Array Scanner, user
documentation and MD's [    ] software and related documentation.

         1.13 "Generation[   ]" and/or "Gen [   ] Microarray System" means a
system consisting of a Gen [   ] Array Spotter, a Gen [   ] Array Scanner, user
documentation and MD's [   ] software and related documentation.

         1.14 "Know-how" means certain knowledge, information, data and experience of MD and Amersham relating to microarray assay technologies and fluorescent DNA labeling including, but not necessarily limited to that which is embodied in the Patents.

         1.15 "Mechanical Fabrication methods" means any method for the fabrication of Nucleic Acid Arrays on a solid support by placement of fully synthesized nucleic acids (clonal polynucleotides, or other presynthesized
polynucleotides) having more than [    ] bases each, solely through mechanically
isolated deposition of such fully synthesized nucleic acids at specific locations on the array. Without limiting the above, it is understood that the synthesis of an array in which regions of an array are activated or prepared for placement of materials by means of controlled direction of electromagnetic energy at a portion of a support is not a Mechanical Fabrication Method.

         1.16 "Nucleic Acid Arrays" means an array of diverse nucleic acids,
each having more than [     ] bases, at defined locations on a solid support and
fabricated by Mechanical Fabrication Methods, provided that in no part of such solid support may such diverse nucleic adds be
arranged at a density of more than [   ] locations per square centimeter, and
all of the nucleic acids in any one Nucleic Acid Array may represent no more
than [   ] genes.

         1.17 "Patents" means the patent applications and patents and any substitutions, extensions, supplemental protection certificates, reissues, renewals, reexaminations, divisionals, provisionals, continuations or continuations-in-part thereof which are owned or controlled by MD or Amersham.

          1.18 "Permitted Purposes" means use of Know-how and/or the Products for the sole purpose of developing and subsequently performing assay methodologies and applications within the laboratories at the Approved Sites of the Customer, Affiliate(s) thereof, and Approved Collaborators for the
purposes of life science research within the field of [     ] for [     ] and
[     ] for [     ] and [     ] only. In addition, the Customer shall be
permitted to perform research and development of [     ] on a noncommercial
basis during the Technology Access Period. The Parties agree to discuss at a
future date terms under which [     ] may be commercialized. For the avoidance
of doubt, [     ] for sale or transfer to third parties (except to Approved
Collaborators) or [     ] whether paid or unpaid, [     ] (except to Approved
Collaborators) is not a Permitted Purpose. The [     ] or [     ] or [     ]
Approved Collaborators shall be a Permitted Purpose [     ] only from the
Effective Date through September 30, 1998 and shall be a Permitted Purpose
[     ] after October 1, 1998, subject to terms and conditions to be agreed between Amersham and die Customer. For the avoidance of doubt, use of Know-how
and/or the Products for the sole purpose of [     ] and [     ] within the
laboratories of Approved Sites of the Customer, Affiliate(s) thereof and
Approved Collaborators for the purpose of [     ] and the [     ] during the
Technology Access Period are not Permitted Purposes.

         1.19 "Product(s)" means the products of MD and Amersham set forth in Schedules I and II.

         1.20 "Strategic Collaborator(s)"means a limited number of companies and institutions selected solely by MD and Amersham who are granted access to all or some of the Products in exchange for technology that adds substantial tangible value to the microarray technologies under development by Amersham and MD.

          1.21 "Technology Access Customers(s)" means the Customer and any third party granted access to the Products by MD and Amersham, in their sole discretion, through such third party's participation in MD and Amersham's microarray technology access program. MD and Amersham agree that prior to the
expiration or termination of this Agreement [     ].

         1.22 "Technology Access Fee" means the payments set forth in
Section 6.1

         1.23 "Technology Access Period" means the time period beginning on
the Effective Date and ending exactly [     ] thereafter. During the Technology
Access Period, the Products detailed in Schedules I and II will be preferentially available to the Customer, other Technology Access Customers and Strategic Collaborators. The Products detailed in Schedules I and II will not be commercially available to third parties outside of the Technology Access Program prior to January 1, 1999 with the sole exception that the technology embodied in the Array Scanner may be commercially available after July 1, 1998.

2.       TERM.

          The term of this Agreement shall commence as of the Effective Date and shall continue throughout the Technology Access Period unless modified by mutual written agreement of the Parties or terminated earlier as provided for in Section 12.

3.       SUPPLY OF PRODUCTS.

         3.1 MD agrees to supply the Customer with one [     ] Generation [
Microarray System when available. Orders for delivery of additional Gen [     ]
or Gen [     ] Microarray Systems may be placed by the Customer at any time during the Technology Access Period, pursuant to the pricing terms of Schedule
III hereto. It is currently anticipated that GEN [     ] Microarray Systems will
be available for delivery during the period from [     ]. The delivery date for
the GEN [     ] Microarray System provided for in this Section 3.1 will be assigned a priority level based on the Effective Date. MD further agrees that a qualified representative of MD will be sent to the Customer's facilities at Stamford, Connecticut to begin Functional Installation within two (2) weeks
following Customer's notification to MD of arrival of the GEN [     ] Microarray
[     ] at its facility.

         3.2 Amersham agrees to make available for purchase by the Customer the Products specified in Schedule II within one (1) week of the Functional
Installation of the Gen [     ] Microarray System provided for in Section 3.1
above.

         3.3 During the Technology Access Period, the Customer may place purchase orders with MD for any of the Products listed in Schedule I and with Amersham for any of the Products listed in Schedule II of this Agreement. MD and Amersham shall use reasonable commercial efforts to supply the Customer with such Products on the dates and in the quantities as are specified in the purchase order, subject to availability during the Technology Access Period. Pricing of such Products will be pursuant to Schedule III. MD and Amersham may have such orders placed with and invoiced by each of them or any Affiliate, subsidiary or sales office thereof.

         3.4 The Customer agrees to place purchase orders for additional Array
Spotters and Array Scanners [     ] in advance of the requested delivery dates.

         3.5 The Customer agrees to provide Amersham at the end of each calendar month With a nonbinding forecast of the likely order it will place
for Schedule II Products for the [     ] thereafter.

         3.6 Customer acknowledges and agrees that the License granted
pursuant to Section 9.1.2 herein below extends to a maximum of [     ]
Gen [     ] and/or Gen [     ] Array Spotters
purchased by Customer pursuant to the terms and conditions of this Agreement,
and that additional Array Spotters beyond [     ] may be subject to separate
pricing terms and/or [     ] due to [     ] pursuant to the [     ] more fully
set forth in Section 9.1.2.

4.       DELIVERY, RISK AND TITLE.

         All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with MD's and/or Amersham's standard practices, marked for shipment to one of Customer's designated
Approved Site(s) as specified in the applicable purchase order (subject to the terms of Section 3 herein above) and delivered to a carrier or forwarding agent by the date set forth on the purchase order. The point of delivery for Products shall be at the designated Approved Site(s) as specified in the applicable purchase order. The Customer shall notify MD and Amersham if
Products do not arrive within seven (7) days of anticipated arrival. Except as otherwise specified in this Agreement, MD and Amersham "Standard Terms and Conditions of Sale" attached as Schedule VII shall apply. The Parties hereby acknowledge and agree, however, that if there are any conflicts, differences or inconsistencies between the terms and conditions of this Agreement and the "Standard Terms and Conditions of Sale" of MD and/or Amersham, the terms and conditions of this Agreement shall prevail. All freight, insurance and other shipping expenses and risks, as well as any special packing expenses not included in the original price quotation for the Products will be paid by
Customer, provided however, that in connection with the [    ] Generation [    ]
Microarray [     ] provided for in Section 3.1 above, all freight, insurance and other shipping expenses and risks, as well as any special packing expense, will be paid by MD. The Customer will be responsible for import formalities of Products, including the payment of import duties.

5.       TRAINING AND TECHNICAL SUPPORT SERVICES.

         MD shall provide the Customer at an Approved Site with the initial training described in Schedule IV during the Technology Access Period and Amersham shall provide the Customer at an Approved Site with the training and technical support services described in Schedule V during the Technology Access Period.

6.       PAYMENT.

         6.1 The Customer will pay the Technology Access Fee of US$[     ]
(comprised of US[     ] for [     ] and US[     ] for the [     ] to be provided
pursuant to Section 3.1) to MD as follows:

                  US[    ] within [      ] of [        ] to be provided pursuant
to Section 3.1 above;

                  US[    ] within [      ] of the Effective Date.

         6.2 Payments for additional Generation [     ] or Generation [     ]
Array Scanners or Array Spotters shall be made to MD within [     ] days of
invoice.

         6.3 Payments shall be made to Amersham for the Products ordered from
Schedule II within [     ] of invoice.

         6.4 All payments for Products, services or other costs to be paid by Customer hereunder are exclusive of all applicable federal, state and local excise, sales, use and similar taxes, charges and other duties, and Customer hereby agrees that sales, use or other similar taxes, or VAT, customs charges and duties or other similar charges that may be imposed pursuant to this Agreement associated with the sale and delivery of Products and any payments made pursuant to this Agreement shall be the responsibility of the Customer. Customer agrees that it will self-assess such taxes and/or charges, if any. The Parties agree to cooperate in good faith in the preparation of any relevant shipping documents associated with such transfer. Nothing in this Agreement shall be deemed to mean that Customer shall be responsible for income taxes or similar taxes that may be imposed on Amersham or MD.

         6.5 Customer's billing address and contact information is set forth completely in Schedule VIII hereto.

7.       ADDITIONAL APPROVED SITES.

         Additional Approved Sites (including without limitation sites of the Customer's Affiliates) may be added by the Customer if mutually agreed in writing by the Parties hereto without payment of an additional Technology
Access Fee. For each Approved Site, the Customer must purchase a minimum of [  ]
Array [     ] and [     ] Array [     ] at the prices set forth in Schedule III
within thirty (30) days of such site being confirmed as an additional Approved Site. Additional training and technical support service charges by MD and Amersham will be applicable for deliveries to additional Approved Sites.

8.       CUSTOMER OBLIGATIONS.

         8.1 Customer agrees that it shall provide to MD and to Amersham, as applicable:

                  8.1.1 Continuous, timely and confidential feedback, on the Products, including without limitation its suggestions for improvements to Gen
[     ] and/or Gen [     ] Microarray Systems, including improvements to the
hardware, chemistry and software components.

                  8.1.2 Recognition of MD and Amersham and their respective Products in research publications, scientific talks, or any public forum for work where the Products and/or Know-how were contributing factors.

         8.2 The Customer agrees to promptly disclose to Amersham and IUD any improvements to Know-how or to the Products and hereby grants a non-exclusive royalty-free license to MD and Amersham with the right to grant sub-licenses to use any such improvements and to make, use and sell products embodying any such improvements.

         8.3 The Customer agrees to purchase from Amersham and use during the Technology Access Period, as its needs dictate, the Products set forth in
Schedule II, so that its results using the Products with the Gen [     ] and/or
Gen [     ] Microarray Systems delivered pursuant to this Agreement may be compared with the results of experiments being conducted by MD and Amersham. The Customer agrees that it shall not resell, transfer or otherwise dispose of
such Products or the Gen [     ] and/or Gen [     ] Microarray Systems to any
third party without the express prior written consent of Amersham and MD during the Technology Access Period. This Section 8.3, however, shall in no way limit or impede the Customer's right to experiment with and develop alternate chemistries.

         8.4 The Customer agrees that it shall not reverse engineer nor make
any unauthorized modifications to any Gen [     ] or Gen [     ] Microarray
System delivered pursuant to this Agreement, nor shall it decompile, reverse engineer, modify or make any other unauthorized use of software delivered by MD pursuant to this Agreement.

9.       REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY.

         9.1 MD represents and warrants that:

                  9.1.1 The technology embodied in the Gen [    ] and Gen [    ]
Microarray systems does not infringe any valid claims in issued U.S. or granted European third party patents existing as of the Effective Date. The Customer hereby agrees to notify MD immediately of any claim it receives for
alleged patent infringement regarding the technology embodied in the Gen [     ]
and Gen [     ] Microarray Systems.

                  9.1.2 MD has entered into [     ] pursuant to which [     ] in
connection with certain [     ] and proprietary technical information. The
[     ] is considered to [     ] during the Technology Access Period, provided
that Customer complies with the [     ] set forth in Schedule IX hereto.
Customer acknowledges and agrees that [     ] are subject to, and shall continue
only so long as, Customer [     ].

         9.2 Amersham represents and warrants that use of Amersham's Know-how and Products in accordance with Amersham's training and technical support services as referenced in Schedule V and the terms of this Agreement do not infringe any valid claims in issued U.S. or granted European third party patents existing as of the Effective Date. The foregoing representation and
warranty does not extend to microarrays comprised of[     ]. The Customer hereby
agrees to notify Amersham immediately of any claim it receives for alleged patent infringement through use of Amersham's Know-how or Products.

         9.3 Notwithstanding anything to the contrary contained in this Agreement, neither MD nor Amersham shall incur any liability to Customer under this Agreement to the extent that such alleged infringement results from Customer's modification of the Products or use of the Products not in accordance with the Permitted Purposes.

         9.4 Subject to the qualifications set forth in this Section 9, MD and Amersham hereby warrant that all Products will at the time of receipt by the Customer be free from defects and conform to the relevant minimum performance specifications. The minimum performance specifications agreed to by the
Customer and MD for the Generation [     ] and Generation [     ] Array Spotter
and Array Scanner are set forth herein in Schedule VI. As of the date hereof,
Gen [     ] minimum performance specifications have been developed by MD and
[     ] changes are anticipated in connection with such specifications between
the Effective Date and the date of delivery of the Gen [     ] Microarray
Systems. The Customer further acknowledges and agrees that the Products to be purchased by the Customer pursuant to this Agreement are not finished products ready for commercial release, but rather they represent collaborative prototypes for use in the Customer's internal research and development activities. The Customer fully understands and agrees that significant changes are expected to be made in the Products during the Technology Access Period.
MD shall inform the Customer of any significant changes to Schedule VI promptly in writing. Amersham's sole liability for breach of this warranty shall be at its option to give credit for, replace or repair any Products described in Schedule II, provided that Amersham is informed in writing of any breach promptly after any quality control testing on the said Products by the Customer, and in any event before the expiration date on the pack overlabel, and the breach is shown to be due to Amersham's defective design, workmanship, material or packaging. No guarantee can be given that the Customer's own applications can be made to perform with the levels of sensitivity, specificity or robustness demonstrated in model systems.

         9.5 Each Party hereto represents and warrants that it has full power and legal authority to execute and deliver this Agreement and to perform its obligations hereunder, and that such Party's execution and delivery of any Products hereunder and its performance of the terms and conditions of this Agreement will not contravene, result in any breach of or constitute a default under any order, judgment, decree or award of any court or other governmental body, or any agreement or instrument by which such Party is bound.

          9.6 EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 9, NEITHER MD NOR AMERSHAM MAKES WARRANTIES AS TO ANY OTHER MATTER, INCLUDING WITHOUT LIMITATION ANY WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          9.7 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT AS SET FORTH IN SECTION 10, NONE OF THE PARTIES OR THEIR RESPECTIVE AGENT(S), REPRESENTATIVE(S) OR EMPLOYEE(S) SHALL BE LIABLE TO THE OTHER PARTIES PURSUANT TO THIS AGREEMENT FOR AMOUNTS REPRESENTING LOSS OF REVENUES, LOSS OF PROFITS, LOSS OF BUSINESS OR INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY OTHER PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.      INDEMNITY.

         10.1 The Customer agrees to defend, indemnify and hold harmless MD and Amersham against any liability, other claim of a third party, including Customer's Affiliates and Approved Collaborators, for damages, suits, judgment or costs (including attorneys' fees and costs) arising out of injury, death or property damage or other loss resulting from use by the Customer of the Know-how, the Confidential Information, provision by MD and Amersham of training and technical support services or the supply of the Products, except to the extent any such claims or losses are caused by the intentional misconduct, recklessness or gross negligence of MD and Amersham.

         10.2 MD and Amersham agree to defend, indemnify and hold harmless the Customer, its affiliates and Approved Collaborators against any liability, other claim, damages, suits, judgments or costs (including attorneys' fees and costs) arising out of injury, death or property damage or other loss resulting from activities of MD and Amersham in association with performance of the terms of this Agreement including the use of Confidential Information of Customer and provision of training and technical support services and the supply of Products, except to the extent any such claims or losses are caused by the intentional misconduct or breaches, recklessness or gross negligence of Customer.

11.      CONFIDENTIALITY.

          During the Technology Access Period and for ten (10) years thereafter, each Party agrees that it will make no public announcement or other disclosure of the Confidential Information of another Party or the terms of this Agreement, either directly or indirectly, without first obtaining the written approval of the disclosing Party in the case of Confidential Information, or the other Parties in the case of disclosure of the terms of this Agreement, and agreement upon the nature and text of such announcement or disclosure. The Party desiring to make any such public announcement or other disclosure shall inform the other Parties of the proposed announcement or disclosure in sufficient time prior to public release, and shall provide the other Parties with a written copy thereof, in order to allow such other Party to comment upon such announcement or disclosure. The restrictions set forth in the preceding two sentences shall not be applicable to disclosures required by a governmental agency or court of law or for recording purposes.

12.      TERMINATION AND RENEWAL.

         12.1     The Customer shall be entitled to terminate this Agreement:

                  12.1.1 Sixty (60) days after written notice to MD and Amersham of a material breach of this Agreement by MD and/or Amersham and the nature of such breach, and such material breach is not remedied within such 60-day period; or

                  12.1.2 immediately upon written notice in the event MD and/or Amersham shall cease to trade, become insolvent, file for bankruptcy, has a receiver or administrator appointed or if an order shall be made or a resolution passed for its winding up unless such order or resolution is part of a scheme for its amalgamation, reconstruction or as part of a merger.

         12.2     MD or Amersham shall be entitled to terminate this Agreement:

                  12.2.1 Sixty (60) days after written notice to the Customer of a material breach of this Agreement by the Customer and the nature of such breach, if such material breach is not remedied within such 60-day period; or

                  12.2.2 immediately upon written notice in the event Customer shall cease to trade, becomes insolvent, files for bankruptcy, has a receiver or administrator appointed or if an order shall be made or a resolution passed for its winding up unless such order or resolution is part of a scheme for its amalgamation, reconstruction or as part of a merger.

         12.3 In the event of termination of this Agreement as specified in
Section 12.1 or 12.2, MD and Amersham shall return to the Customer, and the Customer shall return to MD and Amersham, all Confidential Information received from such Parties and copies thereof except for one copy for archival purposes. Any unused stocks of Products shall only be returned to MD and/or Amersham on request by MD or Amersham with an appropriate refund. Termination of this Agreement and of any licenses hereunder shall be without prejudice to the rights and obligation of either Party which may have accrued up to the date of termination. Amersham and MD reserve the right to take back the Gen
[     ] and/or Gen [     ] Microarray Systems or any Products in the event of
a breach of the Customer's obligations with respect to Confidential Information
or use of the Gen [     ] and/or Gen [     ] Microarray Systems or any Products
not in accordance with Permitted Purposes.

         12.4 Upon any termination or expiration of this Agreement the following provisions will not terminate, but will continue in full force and effect: Sections 1.7, 1.18, 8.1.2, 8.3, 8.4, 9.6, 9.7, 10, 11, 12.3, 13, 14,
15. In addition, (i) any licenses in effect pursuant to Section 8.2 as of the termination or expiration of this Agreement shall continue in full force and effect; and (ii) Amersham's sole liability for breach of the warranty set forth in Section 9.4 shall continue to be at its option to give credit for, replace or repair any Products described in Schedule II, provided that Amersham is informed in writing of any breach promptly after any quality control testing on the said Products by the Customer, and in any event before the expiration date on the pack overlabel, and the breach is shown to be due to Amersham's defective design, workmanship, material or packaging.

         12.5 By the end of the Technology Access Period, the Customer will be offered the optional opportunity to enlist in an annual Technology Access Renewal Program. It is anticipated that such renewal program may include continuation of technical support services and training, preferential access to new microarray technologies and applications, instrumentation warranties, continuation of preferential pricing and continuation of end-user rights granted under the Affymetrix license in exchange for an annual fee to be determined and mutually agreed by the Parties.

         12.6 MD and Amersham agree to offer, to the extent that they are legally able, the Customer access to products and technologies developed after the Effective Date of this Agreement as may be required for the Customer's applications under terms and conditions substantially similar to those terms and conditions offered to other Technology Access Customers. Such terms and conditions may require the purchase of a Technology Access Renewal Program.

13.      FORCE.

         No one Party shall be liable for failure to perform hereunder (other than the obligation to pay amounts due) as a result of any event of force majeure beyond the Party's reasonable control. The Party affected shall advise the others in writing of such event and the term of this Agreement shall then be suspended for a period of time equal to the total period of delay in performance. If the period lasts more than six (6) months the Parties whose performance has not been affected by such event shall be entitled to terminate this Agreement by at least one (1) month's prior written notice.

14.      MISCELLANEOUS.

         14.1 No one Party shall assign or sub-contract the whole or any part of its rights and obligations under this Agreement without the prior written consent of the other Parties (not to be unreasonably withheld or delayed) except that any Party may assign the benefit of this Agreement to the purchaser of the entire part of its business to which the subject matter of this Agreement relates without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be void.

         14.2 This Agreement grants a non-exclusive license to the Customer with respect to the Know-how solely for its use in accordance with the Permitted Purposes. No rights or licenses for commercialization or any other use are granted.

         14.3 Should any part or provision of this Agreement be unenforceable or otherwise in violation of the law of any jurisdiction, the remainder of this Agreement shall remain binding upon the Parties.

         14.4 Failure of any Party to enforce rights hereunder at any time for any period shall not be construed as a waiver of such rights.

         14.5 This Agreement, including the Schedules hereto, constitutes the entire Agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties hereto with respect to the subject matter hereto.

         14.6 No modification of any provision of this Agreement shall be binding upon the Parties unless made in writing by a duly authorized representative of each of the Parties.

         14.7 This Agreement shall be construed in accordance with the laws of the State of New York without regard to choice of law provisions and the Parties hereby agree to the jurisdiction of the courts of the State of New York.

         14.8 This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

15.      NOTICES.

         Any notice in connection with this Agreement must be in writing, in English, marked for the attention of the signatories to this Agreement and left at the address of the Party to be notified or sent to its facsimile number as set out below. A facsimile shall be deemed received on production of a transmission report by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the facsimile number of the recipient.

                            Signature Page Follows

Signed for and on behalf of:

NYCOMED AMERSHAM PLC

Sign: _____________________________________

Title:  Vice President, Molecular Biology

Name:  Dr. Michael Evans

Address:  Amersham Place
          Little Chalfont
          Buckinghamshire, England HP7 9NA

Fax:  44-1494-542929


MOLECULAR DYNAMICS, INC.

Sign:  _____________________________________

Title:  President and CEO

Name:  Jay Flatley

Address:  928 East Arques Avenue
          Sunnyvale, CA 94086 USA

Fax:  408-737-3184


LIFECODES CORPORATION

Sign:  _____________________________________

Title:  Vice President

Name:  Michael Petrillo

Address:  550 West Avenue
          Stamford, CT 06902

Fax:  203-328-9599

                                  Schedule I

                          MOLECULAR DYNAMICS PRODUCTS

         The following products are available for purchase from Molecular Dynamics during the Technology Access Period:

o    Generation [     ] Microarray System consisting of:

     o    Gen [     ] Array Spotter with Pentium Computer and Control Software

     o    Gen [     ]Array Scanner with Embedded Controller and Software

     o    Pentium NT Workstation running [     ] Image Analysis Software

     o    Gen [     ] Systems are currently available for delivery

o    Generation [     ] Microarray System consisting of:

     o    Gen [     ] Array Spotter with [     ] and Pentium Computer & Control
          Software

     o    Gen [     ] Array Scanner with Embedded Controller and Software

     o    Pentium NT Workstation with Automated Image Analysis Software

     o    Currently anticipated to be available for shipment from [     ] onward

o    Note: The above Products will not be CE-marked

                                  Schedule II

                               AMERSHAM PRODUCTS

The following products or improvements thereof, will be available for purchase from Amersham during the Technology Access Period. Due to the ongoing development program the exact nature, format, pack sizes and product codes are likely to change during the Technology Access Period:

Product Code     Product Name                                         Pack Size
------------     ------------                                         ---------

TBA              Cy-3 phosphoramidite                                 To be advised

TBA              Cy-5 phosphoramidite                                 To be advised

PA53023          Cy-3dCTP                                             25nmol (sufficient for 40-200
                                                                      hybridizations)

PA55023          Cy-5dCTP                                             25nmol (sufficient for 40-200
                                                                      hybridizations)

RPK0140          CyDye(TM) First strand cDNA labeling system for      100x1ug mRNA labeling reactions
                 Microarrays, version 1

RPK0150          Microarray hybridization solution, version 1         10mls (sufficient for more than 100
                                                                      hybridizations in chambers)

RPK0188          Microarray crosslinking reagent D                    5 x 10 mls

RPK0163          Microarray slides Type 4                             48 slides

RPK0180          Coverslips for Microarrays                           100 cover slips

RPK0175          Hybridization chambers and covers for Microarrays    100 chambers and 100 lids

RPN53N           Hybond(TM)membrane for Microarray system             5 rolls

RPK0196          Microarray cover slip auto sealant                   1ml (sufficient for 40 slides)


                                 Schedule III

                            PRICING OF TBE PRODUCTS

MOLECULAR DYNAMICS                                                     Price

Generation [   ] Microarray System (not CE-marked)                  US[      ]
Generation [   ] Microarray System (not CE-marked)                  US[      ]

Price for each system beyond the [    ] Gen [    ]
Microarray [    ] included in the Technology Access
Fee. Array Spotters or Array Scanners may be
purchased separately for US[    ] each.

AMERSHAM

Product Code    Product Name                     Pack Size                      Standard Price US$     Customer Price US$
------------    ------------                     ---------                      ------------------     ------------------
TBA             Cy-3 phophoramidite              To be advised                       [     ]                 [     ]

TBA             Cy-5 phophoramidite              To be advised                       [     ]                 [     ]

PA53023         Cy-3 dCTP                        25nmol (sufficient for              [     ]                 [     ]
                                                 40-200 hybridizations)

PA55023         Cy-5 dCTP                        25nmol (sufficient for              [     ]                 [     ]
                                                 40-200 hybridizations)

RPK0140         CyDye(TM) First strand cDNA      100x1ug mRNA labeling               [     ]                 [     ]
                labeling system for              reactions
                Microarrays version 1

RPK0150         Microarray hybridization         10mls (sufficient for more          [     ]                 [     ]
                solution, version 1              than 100 hybrid-izations
                                                 in chambers)

RPK0188         Microarray cross linking         5 x 10 mls                          [     ]                 [     ]
                reagent D

RPK1063         Microarray slides Type 4         48 slides                           [     ]                 [     ]

RPK0180         Cover slips for Microarrays      100 cover slips                     [     ]                 [     ]

RPK0175         Hybridization chambers and       100 chambers and 100 lids           [     ]                 [     ]
                covers for Microarrays

RPN53N          Hybond(TM)membrane for           5 rolls                             [     ]                 [     ]
                Microarray system

RPK0196         Microarray cover slip auto       1ml (sufficient for 40              [     ]                 [     ]
                sealant                          slides)


Due to the ongoing development program, the exact nature, format, pack sizes, product codes and prices are likely to change during the Technology Access Period.

                                  Schedule IV

                       INITIAL INSTALLATION AND TRAINING
                     TO BE PROVIDED BY MOLECULAR DYNAMICS

         As part of the Technology Access Fee, Molecular Dynamics will provide the Customer with the following:

o For Functional Installation: Prior to shipment of the first Microarray System, MD will provide the Customer with a customer planning guide that outlines the minimum facility specifications required at the Approved Site for the Functional Installation of the Microarray
     Systems. A qualified representative of MD will unpack the Microarray System(s) and install it/them at an Approved Site. The MD representative shall then confirm the basic functionality of the system by using the Array Spotter to spot dye solution provided by MD
     from [    ] microplates onto [    ] glass slides. All [    ] slides shall
     then be scanned using the Array Scanner to confirm that substantially all of the samples have been successfully deposited and detected. Functional Installation specifically excludes meeting specific hybridization levels or using Customer's own samples to assess performance.

o Initial training on the basic operation of the Array Spotter and Array Scanner will be provided for up to three (3) staff selected by the Customer. Initial training will cover both the Array Spotter and Array Scanner instrument control software and the Molecular Dynamics image analysis software provided with each system. This does not include connection to the Customer's network or support of networking requirements.

o A limited twelve (12) month warranty, from the date of Functional Installation of each instrument, covering parts, service labor, and service travel to an "Approved Site" with service labor to be carried out by a qualified representative of MD. This warranty does not cover consumables or portions of the instrumentation modified or damaged by the Customer.

o Service contracts extending beyond the initial twelve (12) month warranty may be purchased by the Customer and/or Approved
     Collaborator(s) from MD at rates quoted by the MD Service Department.

o Relocation of the Array Spotter and Array Scanner instrumentation to another Approved Site or training of additional staff is available from MD. Rates will be quoted upon request.

                                 Schedule V

       TRAINING AND TECIINICAL SUPPORT SERVICES PROVIDED BY AMERSHAM

Included in the Technology Access Fee (except for additional training as specifically noted below), Amersham will provide the Customer with:

o A choice of one-week training courses on gene expression application (excluding oligonucleotide arrays) at an Approved Site for the first Microarray System delivered to an Approved Site designated by the Customer, for up to three (3) staff selected by the Customer. A typical training course will cover methods for attachment of DNA to derivatized slides, labeling of probes, hybridization protocols, and detection and analysis of the data.

o Reasonable follow-on technical support services via telephone, fax and e-mail during the Technology Access Period to individuals who have previously completed the above training course.

o Visits to the Approved Site by Amersham project scientists as mutually agreed during the Technology Access Period.

o Consultancy in the adaptation of current Amersham methods to the Customer's specific gene expression applications as mutually agreed between Amersham and the Customer.

o No guarantee can be given that the Customer's own applications can be made to perform with the levels of sensitivity, specificity or robustness demonstrated in model systems.

o Additional one week training courses as requested by the Customer are available and will be charged at US[ ] per course at a time and location to be mutually agreed by the Customer and Amersham.

                                  Schedule VI

                          PERFORMANCE SPECIFICATIONS

Generation [   ] Microarray System

Array Scanner:

   Sample:                                   Standard-size microscope slide with
                                             [   ] cover glass(25.0 - 25.5 mm) x
                                             (75.5 - 76.0 mm) x (0.95 - 1.15 mm)
   Detected area single swath:               [   ] cm x [    ] cm
   Number of independent swaths:             [   ]
   Accuracy of swath position:               [    ]
   Pixel size (xy):                          [    ]
   Emission filters:                         [    ] excitation ([  ] bandpass,
                                             [  ] longpass)
                                             [    ] excitation ([  ] bandpass,
                                             [   ] longpass)
   Dynamic range:                            [    ]
   Excitation:                               [    ] lasers automatically
                                             selectable through software:
                                                      [     ] mW and [     ] mW

   Scan speed (for one [    ] cm swath)      [    ] minutes
   Repeatability:[     ]                     [    ] for spots, measured above
                                             the photon limit
   Linearity:                                [    ] RMS over [   ] orders
   Environmental handling requirements:      To be defined

Array Spotter:

   Number of microplates                     [   ]
   Number of slides                          [   ]
   Number of pens                            [   ]
   Microplate type                           [   ] well [           ]
   Spot deposition density                   [   ] plate per column; [   ] spots
                                             per mm in x-axis
   Spot diameter                             [   ] - [    ] um
   Spotting speed                            [   ] hrs for [   ] microplates
   Spot deposition repeatability             [    ] RMS [     ]
   Spot deposition reliability               [    ] over [   ] of [    ] unique
                                             spots in [    ]
   Wash efficiency                           [    ] part carryover in [     ]
   Number of manual interventions            [   ]
   Enviromnental handling requirements       To be defined

Generation [    ] Microarray System

Array Scanner

   Sample                                    Standard-size microscope slide with
                                             [  ] cover glass (25.0 - 25.5 mm) x
                                             (75.5 - 76.0 mm) x (0.95 - 1.15 mm)
   Detected area single swath:               [   ] cm x [   ] cm
   Number of independent swaths:             [   ]
   Accuracy of swath position                [   ] um
   Pixel size (x,y):                         [   ] um
   Emission filters:                         [      ] excitation ([         ])
                                             ([         ]) excitation ([      ])
   Dynamic range                             [    ]
   Excitation:                               [    ] lasers automatically
                                             selectable through software: [    ]
                                             mW and [     ] mW
   Scan speed (for one 5.4 cm swath)         [    ] minutes
   Repeatability: static                     [     ] for spots, measured above
                                             the photon limit
   Linearity:                                [     ] RMS over [    ] orders
   Environmental handling requirements       To be defined
   Sample tracking                           [       ] capability
   Database software                         [       ]

Array Spotter

   Number of microplates without manual      At least [       ] handling
   intervention
   Number of slides                          [    ]
   Number of pens                            [    ] or more
   Microplate type                           [    ] well / TBD
   Spot deposition density                   [    ] plate per column; [    ]
                                             spots per mm in x-axis
   Spot diameter                             [    ] um
   Spotting speed                            [    ] hours for [    ] microplates
   Spot deposition repeatability             [    ] RMS [           ]
   Spot deposition reliability               [    ] over [    ] run of [     ]
                                             unique spots in [    ]
   Wash efficiency                           [    ] part carryover in [    ]
   Number of manual interventions            [    ]
   Evaporation during spotting cycle         [    ]
   Sample tracking                           [    ] capability
   Database software                         [    ]

                                 Schedule VII

                     STANDARD TERMS AND CONDITIONS OF SALE

                            FOR MOLECULAR DYNAMICS

GENERAL: INTERPRETATION AND COMPLETENESS: This contract is deemed made in the State of California and shall be interpreted under the Uniform Commercial Code and other laws of California in force at the date of the contract. The final, entire agreement pertaining to the sale to Buyer of the Goods described herein by Molecular Dynamics ("Seller") is set forth on the face and reverse sides hereof; any prior understandings, agreements and representations, oral or written, shall be deemed superseded and merged in this contract. Agents and salesmen of Seller have no authority to make any representations not included herein. Seller hereby rejects any different or additional terms previously or hereafter proposed by Buyer, none of which shall be effective unless embodied in a writing signed by an authorized employee of Seller.

PRICE: The Goods and other items or services covered by this contract shall be sold and invoiced at Seller's prices and charges in effect at the time of each shipment of Goods under this contract. Seller reserves the right to change without notice the published list prices referenced on the face of this contract. Prices do not include sales, excise, use or other taxes (other than taxes based on income) not in effect or hereafter levied by reason of this transaction. Buyer shall pay all such taxes.

PAYMENT TERMS:

A. Payment terms are net 30 days from date of invoice. Seller reserves the right to require alternative payment terms, including, without limitation, Sight Draft, Letter of Credit or Payment in Advance. If shipments are delayed by Buyer, payment shall be made based on contract price and percent of completion. Buyer shall be liable for the price of all products substantially conforming to the contract, notwithstanding that Buyer may not have accepted, or may have revoked acceptance of same.

B. If payment is not received by the due date, a service charge will be added at the rate of 1 1/2 % per month (18% per year) or the maximum legal rate, whichever is less, to unpaid invoices from the due date thereof.

C. Remittances will be received by a bank simply as clearing agency. The receiving bank has no authority to determine whether or not the amount admitted constitutes payment in full. Remittances marked to indicate payment in full will be deposited by the bank notwithstanding such markings and such deposit shall not indicate our acceptance of the remittance as payment in full unless the remittance actually constitutes payment of all sums owed.

CREDIT: Seller may, at any time and in its sole discretion, limit or cancel the credit of Buyer as to time and amount, and as a consequence, may demand payment in cash before delivery of any unfilled portion of this contract, and may demand assurance of Buyer's due performance. Upon making such demand, Seller may suspend production, shipment and/or deliveries. If, within the period stated in such demand, but in no event longer than 30 days, Buyer fails to agree and comply with such different terms of payment, and/or fails to give adequate assurance of due performance, Seller may (1) by notice to Buyer, treat such failure or refusal as a repudiation by Buyer of the portion of the contract not then fully performed, whereupon Seller may cancel all further deliveries and any amounts unpaid hereunder shall immediately become due and payable or, (2) make shipments under reservation of a security interest and demand payment against tender of documents of title. If Seller retains a collection agency and/or attorney to collect overdue amounts, all collection costs, including attorney's fees, shall be payable by Buyer. Buyer hereby represents to Seller that Buyer is now solvent and agrees that each acceptance of delivery of the Goods sold hereunder shall constitute reaffirmation of this presentation at such time.

SEVERAL SHIPMENTS: Seller may deliver in installments and may render a separate invoice for each installment, which invoice shall be paid when due, without regard to subsequent deliveries. Each installment shall be deemed a separate sale. Delay in delivery of any installment shall not relieve Buyer of its obligation to accept delivery of remaining installments. Any delivery not in dispute shall be paid for on the due date, as provided in this contract, without offset, defense or counterclaim and regardless of controversies relating to other delivery or undelivered products.

TITLE, RISK OF LOSS, INSURANCE: Title to each shipment of the Goods sold hereunder and risk of loss thereon shall pass to Buyer when Seller or its agent delivers such shipment to a common carrier or licensed trucker consigned to Buyer, or his agent, but such shipment shall remain subject to Seller's rights of stoppage in transit and of reclamation. If a strike, embargo, governmental action, or any other cause beyond Seller's control prevents shipment or delivery to Buyer or his agent, or if shipping instructions for any shipment are not received before shipment date, or if payment is to be made on or before delivery, title and risk of loss shall pass to Buyer as soon as the shipment has been set aside by Seller and invoiced to Buyer (subject to Seller's rights as an unpaid Seller) and payment shall be made in accordance with invoice as though the Goods had been shipped and accepted by Buyer and Seller shall be under no duty to carry insurance thereafter.

SECURITY INTEREST: Seller retains a purchase (money) security interest in all equipment sold and the proceeds thereof until payment in full is received by Seller. Failure to pay the purchase price of equipment when due shall give Seller the right to repossess the equipment and to avail itself of any other legal remedy. Buyer agrees to execute appropriate financing statements upon request by Seller and to pay all expenses for recording thereof.

CONSIGNED GOODS: Buyer acknowledges that certain Goods provided by Seller may be supplied on a consignment basis. In the event any Goods are designated on the face of this form as consigned Goods, then Buyer agrees to execute all documents provided by Seller necessary to effectuate the consignor-consignee relationship and, in addition to any terms and conditions of consignment, specifically agrees that Seller shall retain title to all consigned Goods until such time as Buyer sells such goods to its customers, at which time title shall pass directly from Seller to the respective customers. Buyer shall keep a current and accurate inventory and record of all consigned goods and shall permit Seller or Seller's representative to inspect said Goods at any reasonable time upon demand.

ACCEPTANCE: (1) Buyer or Buyer's agent may inspect the Goods at the place of manufacture. Buyer shall accept any tender of the Goods by Seller which substantially conform to the description of the Goods set forth herein. (2) Buyer shall be deemed to have accepted any product and Buyer's right to cancel, reject or claim any damages for breach of warranty or breach of Seller's obligation under this contract shall cease, unless Buyer gives Seller notice in writing of Seller's breach: (a) in the case of defects discoverable through inspection, 14 days after arrival of the shipment or (b) in the case of defects not discoverable through inspection, 30 days after invoice date.
(3) In the case of non-conforming goods, Buyer shall immediately notify Seller whether or not Buyer will continue to accept similarly non-conforming Goods and acceptance of any non-conforming Goods shall constitute a waiver by Buyer of specification requirements for said Goods. (4) In any event, when the product shall have been altered from its original state, Buyer shall be deemed to have accepted the product. Buyer's acceptance of Goods tendered under this contract shall be final and irrevocable.

DELIVERY: Seller will use every reasonable effort to effect shipment on or before the date indicated. Seller shall not be liable, directly or indirectly, for any delay or failure in performance or delivery or inability to perform or deliver where such delay, failure or inability arises or results from any cause beyond Seller's control or beyond the control of Seller's suppliers or contractors, including, but not limited to, strike, boycott or other labor disputes, embargo, governmental regulation, inability or delay in obtaining materials. In no event shall Seller, in the event of delays or otherwise be liable to Buyer or any third party for any consequential, special, or contingent damages. In the event of any such delay or failure in performance, Seller shall have such additional time within which to perform its obligations hereunder as may reasonably be necessary under the circumstances; and Seller shall also have the right, to the extent necessary in Seller's reasonable judgment, to apportion fairly among its various customers in such manner as Seller may consider equitable, the goods then available for delivery. If, as a result of any such contingency, Seller is unable to perform this contract in whole or in part, then to the extent that it is unable to perform, the contract shall be deemed terminated without liability to either party, but shall remain in effect as to the unaffected portion of the contract, if any.

SELLER'S LIABILITY: If Buyer notifies Seller under the terms hereof (which notice, shall be in writing sent by registered mail) of a claimed defect, Buyer shall concurrently in writing offer Seller opportunity to investigate the claim and to inspect allegedly defective Goods. If Seller determines that Buyer's claim is valid, Seller may repair the defective Goods or replace the defective Goods with conforming Goods at the F.O.B. point specified in this contract. Failure to offer Seller such opportunity shall constitute acceptance by Buyer and waiver of all claims for defects. Seller's liability for damages on account of a claimed defect in any product delivered by Seller shall in no event exceed the purchase price of the product on which the claim is based. Replacement of defective Goods or repayment of the purchase price for any such product will be made only upon return of the defective product. Specifically, and without limiting the generality of the foregoing, Seller shall not be responsible or liable to Buyer or to any third party for any lost profits, or incidental, consequential, indirect, special or contingent damages for any breach of warranty or other breach of Seller's obligations under this contract. Seller shall not be liable for damages relating to any instrument, equipment, or apparatus with which the product sold under this agreement is used.

SELLER'S REMEDIES: If Buyer fails, with or without cause, to furnish Seller with specifications and/or instructions, for, or refuses to accept deliveries of, any of the products sold under this contract, or is otherwise in default under or repudiates this contract or any other contract with Seller or fails to pay when due any invoice under this contract, then in addition to any and all remedies allowed by law, Seller without notice (1) may bill and declare due and payable all undelivered products under this or any other contract between Seller and Buyer and/or (2) may defer shipment under this or any other contract between Buyer and Seller until such default, breach or repudiation is removed and/or (3) may cancel any undelivered portion of this and/or any other contract in whole or in part (Buyer remaining liable for damages).

PACKING: All products shall be suitably packed for air shipment, unless otherwise requested by Buyer and agreed to in writing by Seller.

WARRANTY: Seller specifically excludes all express warranties and makes no implied warranty that the goods sold under this agreement are merchantable or are at for any particular purpose, except such warranties expressly identified as warranties as are set forth in Seller's current operating manual, catalog or written guarantee covering such product. Seller also makes no warranty that the goods sold under this agreement are delivered free of the rightful claim of any third party by way of patent infringement or the like. If Buyer furnishes specifications to Seller, Buyer agrees to hold Seller harmless against any claim which arises out of compliance with the specifications. Any description of the Goods contained in this contract is for the sole purpose of identifying them, and any such description is not part of the basis of the bargain, and does not constitute a warranty that the goods shall conform to that description. Any sample or model used in connection with this contract is for illustrative purposes only, is not part of the basis of the bargain, and is not to be construed as a warranty that the goods will conform to the sample or model. No affirmation of fact or promise made by Seller, whether or not in this contract, shall constitute a warranty that the goods will conform to the affirmation or promise.

ASSIGNMENT: This contract and Buyer's rights thereunder may not be assigned by Buyer except with the prior written approval of Seller.

WAIVER: Waiver by Seller of any provision of this contract or of a breach by Buyer of any provision of this contract shall not be deemed a waiver of future compliance with this contract, and such provision, as well as all other provisions of this contract, shall remain in full force and effect.

              STANDARD TERMS AND CONDITIONS OF SALE FOR AMERSHAM

1.       DEFINITIONS

         1.1. The "COMPANY" shall mean AMERSHAM PHARMACIA BIOTECH INC., its parent corporations, subsidiaries and affiliates.
         1.2. The "CUSTOMER" shall mean the person, firm, company or other organization entering into the CONTRACT as defined in subsection 1.7. below.
         1.3. The "EQUIPMENT" shall mean all items of tangible property supplied by the COMPANY which are of a capital nature.
         1.4. The "GOODS" shall mean all items manufactured or supplied by the COMPANY other than the EQUIPMENT.
         1.5. The "PRODUCTS" shall mean the GOODS or EQUIPMENT.
         1.6. The "SERVICES" shall mean all advice given and services performed by the COMPANY.
         1.7. The "CONTRACT" shall mean the agreement arising between the COMPANY and the CUSTOMER following receipt of the CUSTOMER'S order for the PRODUCTS and/or SERVICES, comprised in the COMPANY'S quotation or, if no quotation has been given, the agreement arising on dispatch by the COMPANY of a written acceptance of the CUSTOMERS order or shipment of the PRODUCTS, whichever first occurs.

2.       GENERAL

         All CONTRACTS entered into by the COMPANY are subject to and governed solely by these terms and conditions of sales which may only be varied by the COMPANY in writing. Acceptance of any purchase order by the COMPANY is expressly made conditional on assent by the CUSTOMER to any additional or different terms or conditions set forth herein.

3.       PAYMENT

         3. 1. Unless otherwise agreed in writing, payment of all invoices shall be made to the COMPANY in full in U.S. dollars no later than thirty (30) days from the date of invoice.
         3.2. In the event of delay in payment, the COMPANY reserves the right to:
              3.2.1. suspend deliveries and/or cancel any of its outstanding obligations under the CONTRACT; and

              3.2.2. levy a service charge to cover administrative and other associated costs in relation to overdue account at the rate of the lesser of 2% per month of all unpaid amounts or the maximum percentage permitted by applicable law.

         3.3. The CUSTOMER shall have no right to set off any amounts owing to or alleged to be owing to it by the COMPANY against unpaid invoices due to the COMPANY.
         3.4. The COMPANY shall have the right for reasonable cause to withdraw or refuse credit facilities or to require from the CUSTOMER cash on or before delivery or security for payment and to withhold delivery until such requirement is complied with.

         3.5. Any claim or inquiry by the CUSTOMER in respect to the invoiced price of the PRODUCTS or SERVICES must be submitted in writing to the COMPANY within the credit period referred to in subsection 3.1.
         3.6. Any and all taxes or charges of any nature, imposed by any federal, state or local government authority, which shall become payable by reason of the sale, delivery and/or use of the goods hereunder shall be deemed for CUSTOMER'S account, and the COMPANY may either bill the same to the CUSTOMER separately, or add the same to the price of the good shipped hereunder. The COMPANY will notify CUSTOMER in writing of the nature of any such tax or charge and of the law imposing same.

4.       DELIVERY

         4.1. Unless otherwise agreed, PRODUCTS shall be delivered F.O.B. Arlington Heights, Illinois, in Canada all shipments are F.O.B. Toronto International Airport, Ontario, Canada.
         4.2. Unless otherwise agreed in writing, delivery shall take place when the PRODUCTS are passed to the carrier or shipping agent or to the CUSTOMER'S representative, whichever shall first occur.
         4.3. The CUSTOMER shall ensure that adequate and safe facilities and procedures exist for receipt of the PRODUCTS at its premises at the time of delivery by the COMPANY or its agent or carrier, and warrant to the COMPANY that the site where it intends to use the PRODUCTS is suitable in all respect for their intended use and is licensed in accordance with any relevant local, state and federal regulations.
         4.5. The CUSTOMER shall not be entitled unreasonably to delay delivery or refuse to accept delivery. However, if in the opinion of the COMPANY the CUSTOMER:
               4.5.1. is not ready to receive the PRODUCTS on the day
                      intended, or
               4.5.2. fails to give the COMPANY adequate instructions, or
               4.5.3. fails to pick up PRODUCTS intended for pick up, or
               4.5.4. fails to comply with the provisions of subsection 4.3 in whole or in part then the COMPANY shall be entitled to store, dispose of or otherwise deal with the PRODUCTS in any way it thinks fit without being liable in any way for any resulting loss suffered by the CUSTOMER and to charge for any costs incurred. In addition the COMPANY shall have the right to cancel the CONTRACT. If the CUSTOMER unreasonably delays delivery or refuses to accept delivery, the COMPANY shall be entitled to the full invoice price for the PRODUCTS plus, any costs of disposal, less the amount, if any, received by the COMPANY in disposing of or otherwise dealing with the PRODUCTS.
         4.6. The CUSTOMER shall promptly notify the COMPANY in writing in the event that PRODUCTS do not arrive within seven days of their anticipated receipt.

5.       WARRANTY

         5.1. Certain items of EQUIPMENT manufactured and/or supplied by the COMPANY benefit from a long term warranty, details of which will be made available to the CUSTOMER in writing at the time of quotation or prior to conclusion of the CONTRACT.
         5.2. The COMPANY warrants that all other EQUIPMENT and all GOODS at the time of receipt by the CUSTOMER will be free from defects and conform to the relevant technical specification and that SERVICES will be carried out by the COMPANY with reasonable care and skill. THIS WARRANTY EXTENDS TO THE CUSTOMER ONLY AND NOT TO THE CUSTOMER'S CUSTOMERS OR TO OTHER THIRD PARTIES.
         5.3. If the CUSTOMER claims the COMPANY has breached the warranty in subsection 5.2. by tender of defective goods, the CUSTOMER shall, within seven days of the failure or defect becoming apparent, notify the COMPANY in writing, explaining in full detail the claimed defect, and the CUSTOMER shall hold the PRODUCTS for 90 days from the date of notice for the COMPANY inspection or, upon the COMPANY'S request, the CUSTOMER shall return the PRODUCT to the COMPANY at the COMPANY'S expense. Failure to give notice to the COMPANY or to hold or return the PRODUCTS in accordance with this provision shall constitute a waiver of any claim and acceptance of such PRODUCTS by the CUSTOMER.
         5.4. The COMPANY'S sole liability for breach of this warranty shall be at its option to give credit for, replace or repair any PRODUCTS or reperform any SERVICES provided that the failure or defect is shown to the COMPANY'S reasonable satisfaction to be due to its faulty design, workmanship, material or packaging.
         5.5. Except in the case of PRODUCTS sold by the COMPANY for use in research (which PRODUCTS are warranted at date of receipt only), the warranty in subsection 5.2 shall extend for a period of sixty (60) days from the date of receipt of the PRODUCTS or completion of the SERVICES, provided that, if a shorter warranty period is stated in the product literature, then such shorter period shall govern.

6.       EXCLUSIONS AND LIMITATIONS OF LIABILITY

         6.1. THE WARRANTIES OF THE COMPANY IN SECTION 5 ARE EXPRESSLY IN PLACE OF ANY OTIIER WARRANTIES, GUARANTEES, CONDITIONS, OBLIGATIONS OR LIABIL1TIES WHICH MAY BE EXPRESSED OR IMPLIED BY THE COMPANY OR ITS REPRESENTATIVES. ALL STATUTORY AND IMPLIED WARRANTIES OR CONDITIONS, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND OTHER THAN TITLE ARE HEREBY EXPRESSLY NEGATED AND EXCLUDED.
         6.2. The COMPANY shall not be bound by any representations or statement on the part of its employees or agents whether oral or in writing except where such representations' or statement are expressly made part of the CONTRACT.
         6.3. The maximum liability for breach of warranty shall be the invoice price of the PRODUCT.
         6.4. Except for the warranties in Section 5 the COMPANY shall not be liable to the CUSTOMER for any direct, indirect, consequential or economic loss or damage relating to its

PRODUCTS or SERVICES except in so far as such liability relates to death or personal injury resulting from the COMPANYS special skills.
         6.5. The CUSTOMER shall ensure that the specification of the PRODUCTS ordered is suitable and safe for the intended use of environment of use except where it makes known details of such use to the COMPANY in writing prior to conclusion of the CONTRACT in such a way as clearly to place reliance on the COMPANY'S special skills.
         6.6. The CUSTOMER shall handle the PRODUCTS in a suitable and safe manner and shall comply with any instructions supplied to it by the COMPANY. The CUSTOMER shall also pass on to users (including purchasers and users of other goods and equipment into which the PRODUCTS are incorporated) all relevant safety information, and shall use best efforts to cause such users to exercise due care in the handling of the PRODUCTS.
         6.7. WHERE THE COMPANY EXPERIENCES TECHNICAL DIFFICULTIES IN THE PRODUCTION OF NON-STANDARD OR CUSTOM MADE PRODUCTS IT MAY CANCEL THE CONTRACT WITHOUT BEING LIABLE TO THE CUSTOMER IN ANY WAY.
         6.8. Where the CUSTOMER supplies designs, drawings and specifications to the COMPANY to enable it to manufacture non-standard or custom made PRODUCTS the CUSTOMER warrants that such manufacture will not infringe the intellectual property rights of any third party.

7.       INDEMNITIES

         7.1. The CUSTOMER shall indemnify the COMPANY in respect of any claim which may be made against the COMPANY:
               7.1.1. that the use to which the PRODUCTS are put constitutes a breach of the Occupational Safety and Health Act or related regulations or any other relevant state, federal or international safety legislation and regulations.
               7.1.2. that the use to which the PRODUCTS are put infringes the patent, copyright or other intellectual property rights of any third party, and/or
               7.1.3. arising out of the failure by the CUSTOMER to observe the terms of the CONTRACT.
         7.2. The provisions of subsection 7.1 shall not apply where the claim arises directly as a result of the negligence of the COMPANY or use of the PRODUCTS in accordance with the COMPANY'S written instructions.

8.       STANDING ORDERS

         8.1. Acceptance by the COMPANY of each standing and call off order received from the CUSTOMER for the supply and delivery of fixed quantities of GOODS at stated intervals or for the supply of fixed quantities of GOODS at interval to be advised by the CUSTOMER shall constitute a single contract.
         8.2. All such orders, once accepted, are subject to cancellation by the COMPANY (without liability on the part of the COMPANY) on giving thirty days' prior written notice to the CUSTOMER, provided that the COMPANY may cancel without notice in the event that the CUSTOMER is in breach of subsection 3.1.

         8.3. The CUSTOMER shall only be entitled to cancel such orders on giving one month's prior written notice to the COMPANY and after repayment to the COMPANY of the amount of any discount or special price reduction from which the CUSTOMER has benefited up to the date of cancellation.

9.       FORCE MAJEURE

         9.1. The COMPANY shall not be liable for any delay in delivery or nondelivery, in whole of in party cause by the occurrence of any contingency beyond the control of either of the COMPANY or suppliers of the COMPANY including but not limited to war (whether declared or not), sabotage, insurrection, rebellion, riot or other act of civil disobedience, act of a public enemy, failure or delay in transportation, act of any government or any agency or subdivision thereof, judicial action, labor dispute, fire, accident, explosion, epidemic, quarantine, restrictions, storm, flood, earthquake, or other act of God , shortage of labor, fuel, raw material or machinery or technical failure, where the COMPANY has exercised ordinary care in the prevention thereof. If any contingency occurs, the COMPANY may allocate production and delivery among the COMPANY'S customers.

10.      GOVERNING LAW

         10.1. The CONTRACT shall be governed by and construed in accordance with the laws of Illinois.

                                 Schedule VIII

                         CUSTOMER BILLING INFORMATION

         All invoices for Products sold, services performed, or questions of payment arising under this Agreement should be sent to the Customer's address set forth below:

                             Lifecodes Corporation
                                550 West Avenue
                              Stamford, CT 06902

                          Attention: Michael Petrillo

                           Telephone #: 203-328-9511
                              Fax #: 203-328-9599

                                  Schedule IX

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